As filed with the Securities and Exchange Commission on September 14, 1998
                                            Registration No. 333-13511


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                  POST-EFFECTIVE AMENDMENT NO. 2 TO
                              FORM S-11
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


              CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
   (Exact name of registrant as specified in governing instrument)

                        250 PATRICK BOULEVARD
                     BROOKFIELD, WISCONSIN 53045
                            (414) 792-9200
               (Address of principal executive offices)

                        Jeffrey L. Keierleber
            c/o Charthouse Suites Vacation Ownership, Inc.
                        250 Patrick Boulevard
                     Brookfield, Wisconsin 53045
                            (414) 792-9200
               (Name and address of agent for service)

                               Copy to:
                       Conrad G. Goodkind, Esq.
                           Quarles & Brady
                      411 East Wisconsin Avenue
                      Milwaukee, Wisconsin 53202
                            (414) 277-5000

                        _____________________




                   CALCULATION OF REGISTRATION FEE

   Title of       Amount      Proposed     Proposed   Amount of
  Securities       being       maximum     maximum    registrat
     being      registered    offering    aggregate      ion
  registered                  price per    offering      fee
                              Interest      price

Vacation            150      $18,500 (A)  $4,248,000   $1,288*
Interests       Interests,   -$60,000 (F)
Classes A-F,    with Rental
with Rental        Pool
Pool            Arrangement
Arrangement

* Fee of $1,273 paid with the filing of Form S-11 on October
7, 1996 and the balance of the filing fee was paid on July
28, 1997.


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement Number of the earlier effective Registration Statement for the same
offering.                                                             /_/

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement Number of the earlier effective
Registration Statement for the same offering.                         /_/

  If delivery of the Prospectus is expected to be made pursuant to
Rule 434, please check the following box.                             /_/

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. IF THE FILING FEE IS CALCULATED PURSUANT TO RULE 457(O) UNDER THE SECURITIES ACT, ONLY THE TITLE OF THE CLASS OF SECURITIES TO BE REGISTERED, THE PROPOSED MAXIMUM AGGREGATE OFFERING PRICE FOR THAT CLASS OF SECURITIES AND THE AMOUNT OF REGISTRATION FEE NEED TO APPEAR IN THE CALCULATION OF REGISTRATION FEE TABLE. ANY DIFFERENCE BETWEEN THE DOLLAR AMOUNT OF SECURITIES REGISTERED FOR SUCH OFFERINGS AND THE DOLLAR AMOUNT OF SECURITIES SOLD MAY BE CARRIED FORWARD ON A FUTURE REGISTRATION STATEMENT PURSUANT TO RULE 429 UNDER THE SECURITIES ACT.



               CHARTHOUSE SUITES VACATION OWNERSHIP, INC.

                          CROSS REFERENCE SHEET


 Showing location in Prospectus of information required to be included in Prospectus in response to items of Form S-11.

     ITEM NUMBER AND CAPTION            HEADING IN PROSPECTUS

1.   Forepart of Registration           Cover Page of Prospectus
     Statement and Outside
     Front Cover Page of Prospectus

2.   Inside Front and Outside           Outside Back Cover of Prospectus
     Back Cover Pages of
     Prospectus

3.   Summary Information, Risk          Summary; Risk Factors
     Factors and Ratio of Earnings
     to Fixed Charges

4.   Determination of Offering Price    Determination of Offering Price

5.   Dilution                           Not Applicable

6.   Selling Security Holders           Not Applicable

7.   Plan of Distribution               Plan of Distribution

8.   Use of Proceeds                    Use of Proceeds

9.   Selected Financial Data            Management's Discussion and
      Analysis of Financial Condition
      and Results of Operation

10.  Management's Discussion            Management's Discussion
     and Analysis of Financial          and Analysis of Financial
     Condition and Results of           Condition and Results of
     Operations                         Operations

11.  General Information as to          The Company
     Registrant

12.  Policy with Respect to             The Company
     Certain Activities

13.  Investment Policies of Registrant  The Company

14.  Description of Real Estate         Description of The Chart House
      Suites Hotel

15.  Operating Data                     Chart House Results

16.  Tax Treatment of Registrant        Certain Federal Income Tax
     and its Security                   Considerations; Certain Florida
     Holders                            Tax Matters

17.  Market Price of and Dividends      Not Applicable
     on the Registrant's Common
     Equity and Related Stockholder
     Matters

18.  Description of Registrant's        The Interests
     Securities

19.  Legal Proceedings                  Legal Matters

20.  Security Ownership of Certain      Management
     Beneficial Owners
     and Management

21.  Directors and Executive Officers   Management

22.  Executive Compensation             Management

23.  Certain Relationships and Related  Conflicts of Interest of
     Transactions                       Management and Affiliates

24.  Selection, Management and Custody  Conflicts of Interest of
     of Registrant's Investments        Management and Affiliates

25.  Policies with Respect to           Conflicts of Interest of
     Certain Transactions               Management and Affiliates

26.  Limitations of Liability           The Interests

27.  Financial Statements and           Financial Statements and Related
     Information                        Information

28.  Interest of Named Experts and      Experts
     Counsel

29.  Disclosure of Commission Position  Liability and Indemnification
     on Indemnification for             of Officers and Directors
     Securities Act Liabilities


                                                            SUPPLEMENT #1
SUPPLEMENT DATED SEPTEMBER ____, 1998
TO PROSPECTUS DATED OCTOBER 17, 1997.

               CHARTHOUSE SUITES VACATION OWNERSHIP, INC.

     This Supplement should be read in conjunction with the Prospectus dated October 17, 1997, and where the Supplement and the Prospectus conflict, this Supplement (as amended by any later supplements) shall control. Capitalized, but undefined, terms have the meaning set forth in the Prospectus.

                           STATUS OF OFFERING

     To date no Charthouse Suites Vacation Interests, with Rental Pool Arrangement (the "Interests") have been sold.

         GUARANTEED RENTAL ARRANGEMENT OR CASH DISCOUNT PROGRAM

     As an incentive to early purchasers of the Interests, Holders may elect to receive guaranteed rental payments, at varying rates for each Class of Interest, for their Unit Weeks for a specified number of weeks. Under this guaranteed rental arrangement, Holders who purchase prior to April 1, 1999 may designate six Unit Weeks and receive a guaranteed rental rate for the Unit Week. Holders purchasing between April 1, 1999 and June 30, 1999 may designate four Unit Weeks and receive a guaranteed rental rate. Holders purchasing between July 1, 1999 and September 30, 1999 may designate two Unit Weeks. Holders purchasing after September 30, 1999 are not eligible to participate in this guaranteed rental arrangement. The guaranteed rental rate paid under this arrangement is a walk-in, nightly off-season rate that has been arbitrarily selected by the Company and is set forth at page 39 of the Prospectus. See "Guaranteed Rental Agreement" for a description of the arrangement, the guaranteed rates and certain conditions. The guaranteed rental arrangement must be exercised by October 17, 2002.

     In lieu of the guaranteed rental arrangement, early Holders may elect to receive a cash discount to the subscription price by surrendering rights to the guaranteed rental arrangement. Holders purchasing between April 1, 1999 and June 30, 1999 may elect to receive a 3% discount from the purchase price of an Interest. Holders purchasing between July 1, 1999 and September 30, 1999 may elect to receive a 1-1/2% discount from the purchase price of an Interest. Holders purchasing after September 30, 1999 may not participate in this cash discount program. See "Guaranteed Rental Arrangement."

                               NO MINIMUM

     There is no requirement that any minimum number of Interests be sold in the offering. However, if fewer than 76 Interests are sold by October 1, 1999, the Company has the right to cancel the Interests upon the repayment of the paid subscription amount to the Holders, less amounts for certain payments or benefits received by the Holder. See "Plan of Distribution" for a description. The 76 Interest minimum was arbitrarily selected by the Company. If the Interests are canceled, a written notice on or before November 30, 1999, will be sent to all Holders. With that notice, Holders will receive the net amount of any refund and an accounting of that calculation as to benefits. The sole shareholder of the Company, Jeffrey Keierleber, has agreed to invest additional funds in the Company if it is necessary in order to repay any such amounts. Affiliates of the Company may purchase Interests without limitation as to amount. See "Plan of Distribution."

                                  HOTEL

     Upon purchase of the Chart House Hotel, the Company will own both the hotel (described on pages 17-18 of the prospectus) and the attached marina. The marina will not be part of the rental pool and its results are not described below.

     The following is updated performance results as if the Rental Pool had been operating for the periods set forth below.

                DERIVED AVERAGE UNIT WEEK RENTAL REVENUE

                                     For the 26   For the Years Ended December 31     1997      1996
                                    Weeks Ended                                        1995
                                   June 30, 1998


Rental Income (Actual)                    $264,955       $457,495        $465,244        $328,232

Pro Forma Rental Pool Fee (5%)            (13,248)       (22,875)        (23,262)        (16,412)

Pro Forma Net Rental Revenue              $251,707       $434,620        $441,982        $311,820
(95%)

Number of Unit Weeks                            26             52              52              52

Number of Hotel Suites                          25             25              25              25

Pro Forma Average Unit Week            $       387     $      334     $       340    $       240
Rental Revenue


                               RENTAL POOL
               PRO FORMA STATEMENT OF RENTAL POOL REVENUES
                               (UNAUDITED)

                                          For the 26         For the Years Ended December31,
                                          Weeks Ended

                                        June 30, 1998         1997       1996          1995

Rental Income                             $264,955           $457,495    $465,244      $328,232

Less Property Management Fee (5.0%)        (13,248)           (22,875)    (23,262)     (16,412)

                                           251,707            434,620     441,982       311,820

Other Income*                                5,476             16,935      16,179       14,444

Total Revenues                            $257,183           $451,555    $458,161      $326,264

*Other income (i.e. interest income, vending income and telephone income) is included inthe pro forma computation of rental pool revenues because all such income generatedshall be included in the rental pool.  The above example assumes that 100% of the UnitWeeks are placed into the rental pool at all times and such income will be distributed to Rental Pool participants under that assumption.



           ALLOCATION OF RENTAL POOL REVENUES ON AVERAGE AMONG
                          CLASSES OF INTERESTS
                               (UNAUDITED)

           NUMBER                                             For the          For the Years Ended December 31,
             OF                                                 26
           ROOMS/     TOTAL                                   Weeks
           SUITES     ANNUAL                                   Ended
                      RENTAL    OFF SEASON   DAILY GROSS   June 30, 1998
                     DAYS PER     NIGHTLY     POTENTIAL
                      CLASS       WALK-IN       RENTAL
                                   RATE         INCOME                         1997              1996          1995

Class A       6           2,190          $70          $420       $ 45,290      $ 79,519       $ 80,682        $ 57,455
Class B       4           1,460          $75          $300       $ 32,350      $ 56,799       $ 57,630        $ 41,039
Class C       6           2,190          $85          $510       $ 54,995      $ 96,559       $ 97,972        $ 69,767
Class D       6           2,190         $120          $720       $ 77,640      $136,319       $138,313        $ 98,495
Class E       2             730         $130          $260       $ 28,037      $ 49,226       $ 49,946        $ 35,568
Class F       1             365         $175          $175       $ 18,871      $ 33,133       $ 33,618        $ 23,940

             25           9,125                     $2,385       $257,183      $451,555       $458,161        $326,264




    PRO FORMA DISTRIBUTIONS PER INTEREST FOR EACH CLASS OF INTERESTS
                    (AVERAGE INCLUDING OTHER INCOME)

                                           Class Total                                           Per Interest


                               For the Years Ended December 31,

        Number of   For the          1997       1996         1995      For the 26     1997        1996        1995
        Interests   26 Weeks     (48 Unit     (48 Unit     (48 Unit   Weeks Ended
                   Ended June      Weeks)      Weeks)       Weeks)      June 30,
                    30, 1998                                              1998

Class A     36         $ 41,806     $ 73,402     $ 74,476    $ 53,036     $1,161        $2,039      $2,069      $1,473
Class B     24         $ 29,862     $ 52,430     $ 53,197    $ 37,883     $1,244        $2,185      $2,217      $1,578
Class C     36         $ 50,765     $ 89,131     $ 90,435    $ 64,400     $1,410        $2,476      $2,512      $1,789
Class D     36         $ 71,668     $125,833     $127,674    $ 90,918     $1,991        $3,495      $3,546      $2,526
Class E     12         $ 25,880     $ 45,440     $ 46,104    $ 32,832     $2,157        $3,787      $3,842      $2,736
Class F      6         $ 17,419     $ 30,584     $ 31,032    $ 22,098     $2,903        $5,097      $5,172      $3,683

           150         $237,400     $416,820     $422,918    $301,167

                      CERTAIN OCCUPANCY INFORMATION

     The following unaudited information sets forth the financial results and percentage occupancy for the six months ended June 30, 1998, and for the years ended December 31, 1997, 1996 and 1995, respectively.


                        CHART HOUSE SUITES HOTEL
                      RESULTS BY CLASS OF INTERESTS

                    For the Six
                    Months Ended   For the Years
                    June 30,     Ended December 31,


Average Occupancy   1998         1997   1996    1995

Class A             72%          71%    77%     63%

Class B             63%          63%    69%     58%

Class C             67%          63%    69%     51%

Class D             47%          38%    45%     38%

Class E             60%          58%    61%     59%

Class F*            97%          80%    91%     97%


All Units           87%          65%    65%     54%

Average Unit Week
Rental Amount
(Collected)

Class A             $562         $476   $442    $397

Class B             $593         $491   $474    $426

Class C             $573         $508   $449    $396

Class D             $865         $725   $672    $563

Class E             $887         $797   $821    $709

Class F*            $965         $891   $614    $574

     *Primarily rented on a monthly basis in 1995 and 1996.

     See the Form 10-KSB for 1997 and the Form 10-QSB for the quarter ended June 30, 1998 (incorporated by reference), both of which are attached to the Supplement and incorporated hereby for additional information and audited financial statements.


PART II
ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS

   SET FORTH BELOW IS A CURRENT ESTIMATE OF THE APPROXIMATE AMOUNT OF THE FEES AND EXPENSES (OTHER THAN SALES COMMISSIONS) PAYABLE BY THE REGISTRANT IN CONNECTION WITH THE ISSUANCE AND DISTRIBUTION OF THE INTERESTS:

TYPE OF FEE                                      AMOUNT
                                       ________________

REGISTRATION FEE                                $ 1,288

NASD FILING FEE                                     750

FLORIDA TIME SHARE FILING FEE                     2,400

PRINTING (ESTIMATE)                              15,000

LEGAL FEES (ESTIMATE)                           180,000

ACCOUNTING FEES (ESTIMATE)                       50,000

BLUE SKY FEES AND EXPENSE (ESTIMATE)              5,000

MARKETING EXPENSES (ESTIMATE)                   100,000

MISCELLANEOUS (ESTIMATE)                          6,562


TOTAL                                          $361,000

ITEM 31.  SALES TO SPECIAL PARTIES

   NONE.

ITEM 32.  RECENT SALE OF UNREGISTERED SECURITIES

   THE COMPANY HAS SOLD 100 SHARES OF STOCK TO JEFFREY KEIERLEBER, IN APRIL, 1996, AS PART OF ITS ORGANIZATIONAL ACTIVITIES THAT WERE EXEMPT FROM REGISTRATION, PURSUANT TO REGULATION D AND SECTION
   4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED.

ITEM 33.  INDEMNIFICATION OF DIRECTOR AND OFFICERS

        THE COMPANY'S OFFICERS AND DIRECTOR ARE, AND WILL BE, INDEMNIFIED TO THE FULLEST EXTENT PERMITTED UNDER FLORIDA LAW, AGAINST CERTAIN LIABILITIES, PURSUANT TO THE ARTICLES AND BYLAWS OF THE COMPANY AND CERTAIN INDEMNIFICATION AGREEMENTS TO BE ENTERED INTO WITH THE COMPANY, AND THE ARTICLES AND BYLAWS REQUIRE THE COMPANY TO INDEMNIFY THE DIRECTOR AND OFFICERS, AMONG OTHERS, AGAINST CLAIMS AND LIABILITIES AND REASONABLE EXPENSES ACTUALLY INCURRED BY THEM IN CONNECTION WITH ANY SUCH CLAIM OR LIABILITY BY REASON OF THEIR SERVICES IN THOSE OR OTHER CAPACITIES, UNLESS IT IS ESTABLISHED THAT THE ACT OR OMISSION OF THE DIRECTOR OR OFFICER WAS MATERIAL TO THE MATTER GIVING RISE TO THE PROCEEDING AND WAS COMMITTED IN BAD FAITH, OR WAS THE RESULT OF ACTIVE AND DELIBERATE DISHONESTY, OR THE DIRECTOR OR OFFICER ACTUALLY RECEIVED AN IMPROPER PERSONAL BENEFIT, OR IN THE CASE OF ANY CRIMINAL PROCEEDING, THE DIRECTOR OR OFFICER HAD REASONABLE CAUSE TO BELIEVE THAT THE ACT OR OMISSION WAS UNLAWFUL.

        THE COMPANY WILL ENTER INTO INDEMNIFICATION AGREEMENTS WITH EACH OF THE COMPANY'S OFFICERS AND THE DIRECTOR. THE INDEMNIFICATION AGREEMENTS WILL REQUIRE, AMONG OTHER THINGS, THAT CHARTHOUSE INDEMNIFY ITS DIRECTOR AND OFFICERS TO THE FULLEST EXTENT PERMITTED BY LAW AND ADVANCE TO THE DIRECTOR AND OFFICERS ALL RELATED EXPENSES, SUBJECT TO REIMBURSEMENT IF IT IS SUBSEQUENTLY DETERMINED THAT INDEMNIFICATION IS NOT PERMITTED. UNDER THESE AGREEMENTS, CHARTHOUSE ALSO MUST INDEMNIFY AND ADVANCE ALL EXPENSES INCURRED BY THE OFFICERS AND THE DIRECTOR SEEKING TO ENFORCE THEIR RIGHTS UNDER THE INDEMNIFICATION AGREEMENT AND COVER THE OFFICERS AND THE DIRECTOR UNDER THE COMPANY'S LIABILITY INSURANCE, IF ANY. ALTHOUGH THE FORM OF INDEMNIFICATION AGREEMENT OFFERS SUBSTANTIALLY THE SAME SCOPE OF COVERAGE AFFORDED BY PROVISIONS IN THE ARTICLES AND BYLAWS, IT PROVIDES GREATER ASSURANCE TO THE DIRECTOR AND OFFICERS THAT INDEMNIFICATION WILL BE AVAILABLE BECAUSE, AS A CONTRACT, IT CANNOT BE MODIFIED UNILATERALLY IN THE FUTURE BY THE DIRECTOR OR TO ELIMINATE THE RIGHTS IT PROVIDES.

        INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), MAY BE PERMITTED TO DIRECTORS OR OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 34.     TREATMENT OF PROCEEDS FROM INTERESTS BEING REGISTERED

   NOT APPLICABLE.

ITEM 35.     FINANCIAL STATEMENTS AND EXHIBITS

   A.   FINANCIAL STATEMENTS INCLUDED IN THE PROSPECTUS AND
        INCORPORATED HEREIN BY REFERENCE TO SECTION TITLED "FINANCIAL STATEMENTS AND RELATED INFORMATION."

   B.   EXHIBITS - SEE EXHIBIT INDEX ON PAGES FOLLOWING SIGNATURE
        PAGE OF THIS REGISTRATION STATEMENT, WHICH INDEX IS
        INCORPORATED HEREIN BY REFERENCE.

ITEM 36.     UNDERTAKINGS

   (A)  THE COMPANY HEREBY UNDERTAKES:

        (1) TO FILE, DURING ANY PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE, A POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION
   STATEMENT:

             (I)  TO INCLUDE ANY PROSPECTUS REQUIRED BY SECTION
        10(A)(3) OF THE SECURITIES ACT OF 1933;

             (II) TO REFLECT IN THE PROSPECTUS ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION
        STATEMENT (OR THE MOST RECENT POST-EFFECTIVE AMENDMENT
        THEREOF) WHICH, INDIVIDUALLY OR IN THE AGGREGATE, REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE
        REGISTRATION STATEMENT;

             (III) TO INCLUDE ANY MATERIAL INFORMATION WITH RESPECT TO THE PLAN OF DISTRIBUTION NOT PREVIOUSLY DISCLOSED IN THE REGISTRATION STATEMENT OR ANY MATERIAL CHANGE TO SUCH
        INFORMATION IN THE REGISTRATION STATEMENT.

        (2) THAT, FOR THE PURPOSE OF DETERMINING ANY LIABILITY UNDER THE SECURITIES ACT, EACH SUCH POST-EFFECTIVE AMENDMENT SHALL BE DEEMED TO BE A NEW REGISTRATION STATEMENT RELATING TO THE SECURITIES OFFERED THEREIN, AND THE OFFERING OF SUCH SECURITIES AT THAT TIME SHALL BE DEEMED TO BE THE INITIAL BONA FIDE OFFERING THEREOF.

        (3) THAT ALL POST-EFFECTIVE AMENDMENTS SHALL COMPLY WITH THE APPLICABLE FORMS, RULES AND REGULATIONS OF THE COMMISSION IN
   EFFECT AT THE TIME SUCH POST-EFFECTIVE AMENDMENTS ARE FILED.

        (4) TO REMOVE FROM REGISTRATION BY MEANS OF A POST-EFFECTIVE AMENDMENT ANY OF THE INTERESTS BEING REGISTERED WHICH REMAIN
   UNSOLD AT THE TERMINATION OF THE OFFERING.

   (B) THE COMPANY UNDERTAKES TO SEND TO EACH HOLDER AT LEAST ON AN ANNUAL BASIS A DETAILED STATEMENT OF ANY TRANSACTIONS WITH THE COMPANY AND ITS AFFILIATES, AND OF FEES, COMMISSIONS, COMPENSATION AND OTHER BENEFITS PAID, OR ACCRUED TO THE COMPANY AND ITS AFFILIATES FOR THE CALENDAR YEAR COMPLETED, SHOWING THE AMOUNT PAID OR ACCRUED TO EACH RECIPIENT AND THE SERVICES PERFORMED.

   (C)  THE COMPANY UNDERTAKES TO PROVIDE TO THE HOLDERS THE
FINANCIAL STATEMENTS REQUIRED BY FORM 10-K FOR THE FIRST FULL FISCAL YEAR OF OPERATIONS OF COMPANY AND TO SEND TO HOLDERS, WITHIN 45 DAYS AFTER THE CLOSE OF EACH QUARTERLY FISCAL PERIOD, THE INFORMATION
SPECIFIED BY THE FORM 10-Q, IF SUCH REPORT IS REQUIRED TO BE FILED WITH THE COMMISSION.

   (D)  THE COMPANY UNDERTAKES TO FILE A STICKER SUPPLEMENT PURSUANT
TO RULE 424(C) UNDER THE ACT DURING THE DISTRIBUTION PERIOD DESCRIBING EACH PROPERTY NOT IDENTIFIED IN THE PROSPECTUS AT SUCH TIME AS THERE ARISES A REASONABLE PROBABILITY THAT SUCH PROPERTY WILL BE ACQUIRED AND TO CONSOLIDATE ALL SUCH STICKERS INTO A POST-EFFECTIVE AMENDMENT FILED AT LEAST ONCE EVERY THREE MONTHS, WITH THE INFORMATION CONTAINED IN SUCH AMENDMENT PROVIDED SIMULTANEOUSLY TO THE EXISTING HOLDERS. EACH STICKER SUPPLEMENT SHOULD DISCLOSE ALL COMPENSATION AND FEES RECEIVED BY THE COMPANY AND ITS AFFILIATES IN CONNECTION WITH ANY SUCH ACQUISITION. THE POST-EFFECTIVE AMENDMENT SHALL INCLUDE AUDITED FINANCIAL STATEMENTS MEETING THE REQUIREMENTS OF RULE 3-14 OF REGULATION S-X ONLY FOR PROPERTIES ACQUIRED DURING THE DISTRIBUTION PERIOD.

   (E) THE COMPANY ALSO UNDERTAKES TO FILE, AFTER THE END OF THE DISTRIBUTION PERIOD, A CURRENT REPORT ON FORM 8-K CONTAINING THE FINANCIAL STATEMENTS AND ANY ADDITIONAL INFORMATION REQUIRED BY RULE 3-14 OF REGULATION S-X, TO REFLECT EACH COMMITMENT (I.E., THE SIGNING OF A BINDING PURCHASE AGREEMENT) MADE AFTER THE END OF THE DISTRIBUTION PERIOD INVOLVING THE USE OF 10% OR MORE (ON A CUMULATIVE BASIS) OF THE NET PROCEEDS OF THE OFFERING AND TO PROVIDE THE INFORMATION CONTAINED IN SUCH REPORT TO THE HOLDERS AT LEAST ONCE EACH QUARTER AFTER THE DISTRIBUTION PERIOD OF THE OFFERING HAS ENDED.

   (F) INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO THE COMPANY AND ITS AFFILIATES AND CONTROLLING PERSONS OF COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, COMPANY HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE. IN THE EVEN THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY COMPANY OF EXPENSES INCURRED OR PAID BY A COMPANY AND ITS AFFILIATES OR CONTROLLING PERSON OF THE COMPANY IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH COMPANY AND ITS AFFILIATE OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, COMPANY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.



                               SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on an amendment to Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Brookfield, State of Wisconsin, on September 14, 1998.

                                CHARTHOUSE SUITES VACATION
                                OWNERSHIP, INC.


                                By  /s/ Jeffrey Keierleber
                                    Jeffrey Keierleber
                                    President, Sole Director,
                                    Principal Financial Officer and
                                    Principal Accounting Officer


    Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated above.


                                    /s/ Jeffrey Keierleber
                                    Jeffrey Keierleber
                                    President, Sole Director,
                                    Principal Financial Officer and
                                    Principal Accounting Officer



               CHARTHOUSE SUITES VACATION OWNERSHIP, INC.

                                * * * * *
                              EXHIBIT INDEX
                                   TO
                   REGISTRATION STATEMENT ON FORM S-11

 Exhibit                          Description
 Number

   1.1    Form of Underwriting Agreement**

   1.2    Form of Soliciting Dealer Agreement**

   3.1    Specimen of Certificates for Interests (not applicable)

   3.2    Charthouse Suites Vacation Ownership, Inc. Articles of
          Incorporation**

   3.3    Charthouse Suites Vacation Ownership, Inc. By-laws**

   4.1 Subscription and Purchase Agreement (attached as an Annex and filed herewith)

   4.2 Form of License Plan (attached as an Annex and filed herewith)

   4.3    Rules and Regulations for Chart House Suites Hotel
          (attached as an Annex)**

   4.4    Time Share Public Offering Statement

   5.1    Opinion re: Legality of Interests**

   8.1    Tax Opinion**

  10.1    Property Management Agreement**

  10.2    Form of Non-Disturbance and Notice to Creditors

  10.3    Form of Guaranteed Rental Arrangement Agreement**

  10.4    RCI Agreement**

  10.5    Schedule of Weeks (attached as an Annex)

  10.6    Escrow Agreement between William Atkinson and Charthouse
          Suites Vacation Ownership, Inc.**

  10.7    Form of Non-Exclusive Easement**

  10.8    Form of Private Letter Ruling Request**

  10.9    Form of Revised IRS Private Letter Ruling Request, dated
          July 16, 1997**

 10.10    Real Estate Sales and Purchase Agreement**

 10.11    Personal Property Purchase and Subscription Agreement**

 10.12    Escrow Agreement**

 10.13    Quit Claim Deed**

 10.14    Form of Letter Withdrawing IRS Private Letter Ruling
          Request, dated September 9, 1997**

 10.15    Ernst & Young LLP letter dated October 3, 1997**

 10.16    Artistic Renderings (attached as an Annex)**

  23.1    Consent of Quarles & Brady (included in Exhibits 5.1 and
          8.1)**

  23.2    Consent of Virchow, Krause & Company, LLP

*To be filed             **Previously filed